EXHIBIT 10.1

CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[Redacted]”.

This document sets forth our understanding regarding the terms and conditions of your employment.
Position:    Chief Executive Officer of L Brands, Inc. (the “Company”)

Location:    Company headquarters, currently based in Columbus, Ohio.

Cash Compensation:
Base Salary, Annual Incentive Compensation pursuant to the 2015 Cash Incentive Compensation Performance Plan (“IC Plan”) and Cash Retention Award set forth in the Total Rewards Statement. [Annual base salary - $1,275,000; annual target performance-based incentive opportunity -  185% of base salary; and retention payments of $2,000,000 payable on each of January 31, 2021, July 31, 2021 and January 31, 2022, subject to executive remaining in office as of each of those dates]

Initial Equity Award:
Set forth in the Total Rewards Statement and subject to the L Brands, Inc. Stock Option and Performance Incentive Plan Restricted Share Unit Award Agreement substantially in the form attached hereto as Annex A (the “Award Agreement”). Your Initial Equity Award (referred to on the Total Rewards Statement as your Promotional Performance Stock Award) will be subject to the terms set forth in the Award Agreement.

Benefits:
You are entitled to participate in all employee benefit plans, practices and programs on the same basis and terms applicable to senior executives of the Company generally. You shall be indemnified to the fullest extent permissible by law pursuant to the Company’s by-laws and D&O insurance.

Separation Benefits:     See Annex B attached.

Other Terms

And Conditions:
To the extent that any amounts payable under these Offer Terms and Conditions are subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and no exemption or exception applies, payment of such amounts shall be made in accordance with the requirements of Section 409A, including, but not limited to, the requirement that if you are a "specified employee" (as that term is defined in Section 409A and the regulations thereunder), the payment of any such amount (the "Delayed Payments") will not be made until the first day of the seventh month after the month of your "separation from service" (as that term is defined in Section 409A and the regulations thereunder) or, if earlier, the date of your death. Any Delayed Payments that would have been paid during the required delay for a specified employee shall be paid to you in a lump sum without interest and all other amounts shall then be paid pursuant to our normal payroll process and these Offer Terms and Conditions. For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of any payments under these Offer Terms and Conditions which are subject to Section 409A until you would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A and for purposes of any such provision of these Offer Terms and Conditions, references to a "resignation," "termination," "terminate," "termination of employment" or like terms shall mean separation from service.

The terms and conditions above do not constitute an employment contract for a term with you. As set forth in our Code of Conduct, your employment with the Company will be at-will. This offer is also subject to your agreeing to enter into the Confidentiality, Non-Competition and Intellectual Property Agreement, attached hereto as Annex C. The Company reserves the right to amend, vary or withdraw any compensation, benefit, bonus, equity award or other such programs at any time, in the sole discretion of the Company, except that it may not amend, vary or withdraw your Initial Equity Award, Cash Retention Grant, or the Annexes to this Agreement, without your signed written agreement. All compensation, benefit, bonus, equity award and other such programs are governed by and subject to the official plan documents, award agreements and the Board.

L BRANDS, INC.
By:	/s/ MICHAEL MORRIS	5/16/20
Date Signed

EXECUTIVE
By:	/s/ ANDREW MESLOW	5/15/20
	Andrew Meslow	Date Signed

Annex A

Form of L Brands, Inc. Stock Option and Performance Incentive Plan
Restricted Share Unit Award Agreement

L Brands, Inc. Stock Option and Performance Incentive Plan
Restricted Share Unit Award Agreement

By accepting this Restricted Share Unit award, the Participant agrees to the following terms and conditions and the terms of the L Brands, Inc. 2020 Stock Option and Performance Incentive Plan (“the Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Plan.

(1)	GRANT.

a.
Effective as of May 14, 2020 (the “Grant Date”) the Company hereby grants to the Participant a target award of 1,000,000 Restricted Shares Units, with the actual number of Restricted Shares Units to be determined based on the vesting conditions set forth in Section 2.

b.	The Participant will be eligible to receive up to the following number of shares upon satisfaction of the performance conditions set forth herein:

1.	Threshold: 500,000;

2.	Target: 1,000,000;

3.	Maximum: 1,500,000.

c.	If the Company fails to achieve the threshold level of performance, the Participant will not receive any shares under this Agreement.

(2)	VESTING.

a.
Subject to the Company’s achievement of the applicable performance requirements as set forth in Section 2(b) and the other requirements of this Agreement, Restricted Share Units will vest as of the May 14 following the completion of the performance periods set forth below (each, a “Vesting Date” and the period from the Grant Date to the Vesting Date, the “Restricted Period”) provided that the Participant continues to be employed on such Vesting Date:

1.
40% of the grant shall be based on the 3-year period ending on the last day of the Company’s fiscal year ending in 2022 (vests on May 14, 2023) (i.e., 400,000 shares times the applicable Payout Percentage, as defined below) (the “First Tranche”);

2.
30% shall be based on the 3-year period ending on the last day of the Company’s fiscal year ending in 2023 (vests on May 14, 2024) (i.e., 300,000 shares times the applicable Payout Percentage, as defined below) (the “Second Tranche”); and

3.
30% shall be based on the 3-year period ending on the last day of the Company’s fiscal year ending in 2024 (vests on May 14, 2025) (i.e., 300,000 shares times the applicable Payout Percentage, as defined below) (the “Third Tranche”) Each of the First Tranche, Second Tranche and Third Tranche shall be referred to as a “Tranche” and the three fiscal year performance period applicable to each Tranche shall be referred to as the applicable “Performance Period” for such Tranche.

b.
The performance requirement applicable to each Tranche for purposes of Section 2(a) shall be the following metrics, each measured based on the Company’s three fiscal years ending as the end the applicable Performance Period:

[Redacted]

The “Payout Percentage” for a Performance Period shall be equal to the number of shares that vest in respect of such Performance Period as provided above, divided by the target number of shares that were eligible to vest in respect of that Performance Period.

c.
“[Redacted]” and “[Redacted]” for the Company shall be as reflected in the Company’s annual audited financial statements for each fiscal year of each applicable Performance Period and shall be compared to comparable measures for the Company’s peers, in each case adjusted by the Committee for the following items:

i.	all items for the Performance Period determined to be extraordinary or unusual in nature or infrequent in occurrence;

ii.
all items related to a change in accounting principles, as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, notes to such financial statements, in management’s discussion and analysis or any other filings with the Securities and Exchange Commission;

iii.	all items for the Performance Period related to an exit or disposal activity as defined under current generally accepted accounting principles;

iv.	all items for the Performance Period related to discontinued operations as defined under current generally accepted accounting principles;

v.	any revenue, profit or loss attributable to the business operations of any entity acquired or divested by the company during the Performance Period; and

vi.	impacts from unanticipated changes in legal or tax structure or unanticipated changes in applicable tax law.

d.
The Committee shall have full discretion in making all determinations relating to the measurement of performance of the Company, performance of peers and the comparison of these measures in determining the percentile of the Company’s performance, including determining comparable measures and adjustments of [Redacted] and [Redacted] for peers, adjusting the measures for peer company fiscal periods that do not align with the fiscal periods of the Company, treatment of changes in peers (e.g., due to mergers, acquisitions, dispositions or restructurings), rounding of applicable percentages and percentiles and any other questions or issues relating to the performance measures applicable with respect to the Restricted Share Units.

(3)
OFFSET. The Participant acknowledges that the Company granted the Participant 64,048 Restricted Share Units on February 20, 2020 in connection with his earlier promotion (the “Promotion Grant”). The Participant acknowledges and agrees that the award contemplated herein may be in lieu of, and not in addition to, the Promotion Grant.

As set forth above, the Committee shall determine the Company’s level of performance on each of May 14, 2023, 2024 and 2025. Upon determination of the Company’s level of performance, the Committee will determine the number of shares earned under each tranche as set forth above. If the Committee determines that the Company has met its performance goals and that any shares will be paid out under this Agreement, the Promotion Grant will be deducted from the number of shares earned under this Agreement. The deduction will occur on the first tranche under which shares are earned.

By way of example, upon the determination of the performance level achieved by the Company for the First Tranche, if the Company’s level of performance has reached the threshold level required for any shares to be delivered under this Agreement, 64,048 shares will be deducted from the number of shares earned.

Thus, for the First Tranche:

	# Shares Earned	Deduct Previously Granted RSUs	# Shares Vested on 5/14/2023
Threshold	200,000	(64,048)	135,952
Target	400,000	(64,048)	335,952
Maximum	600,000	(64,048)	535,952

In the event the Company fails to meet the threshold level of performance for the First Tranche, such deduction shall instead hold over to the Second Tranche. If the Company fails to meet the threshold level of performance for the Second Tranche such deduction shall instead hold over to the Third Tranche.

If the Company fails to meet the threshold level of performance for the First Tranche, Second Tranche and Third Tranche, no shares will be deducted.

(4)
RESTRICTIONS. None of the Restricted Share Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the applicable Restricted Period or prior to the satisfaction of all conditions specified in this Agreement.

(3)	RECORDING OF AWARD. The Company shall cause the Restricted Share Unit award to be appropriately recorded as of the Grant Date.

(4)
RIGHTS OF PARTICIPANT. Prior to settlement and receipt of the underlying shares of Common Stock, the Participant shall not have the right to vote the Restricted Share Units or to receive dividends with respect thereto.

(5)	FORFEITURES.

(a)
Except as noted in this Section (5) and Section (9), Restricted Share Units granted to the Participant pursuant to this Agreement shall be forfeited if (i) the Participant's employment with the Company or its subsidiaries terminates for any reason prior to the Vesting Date or (ii) the performance conditions set forth in Section 2 are not satisfied. “Termination of employment” shall mean “separation from service” as that term is defined in Section 409A and the Treasury regulations thereunder. Upon such forfeiture, the Restricted Share Unit award or portion thereof shall be cancelled.

(b)
Subject to the conditions outlined below, upon the Participant’s involuntary termination of employment by the Company prior to the Vesting Date, the Participant will remain eligible to vest in a portion of the Restricted Share Units granted hereunder and scheduled to vest as of any Vesting Date following the termination of employment, calculated as follows: the total number of such Restricted Share Units granted hereunder scheduled to vest as of the relevant Vesting Date following the termination of employment multiplied by a percentage equal to the product of (A)(x) the number of complete months between the Grant Date and the Participant’s termination date, divided by (y) 60, times (B) the applicable Payout Percentage. Such special vesting shall be effective as of the Vesting Date, subject to each of the following conditions:

(i)	Involuntary termination of employment by the Company must be other than for (x) Cause or (y) misconduct (each as determined by the Committee or its designees in their sole discretion);

(ii)	The Participant must execute a release of claims against the Company in a form specified by the Company, as prescribed in Section (6)(a);

(iii)
During the Restricted Period, the Participant may not (x) be employed by a competitor of the Company or (y) directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company or assist anyone else in doing so (each as determined by the Committee or its designees in their sole discretion).

(c)
If the Participant’s employment terminates as a result of Total Disability prior to the Vesting Date of any Tranche(s) of Restricted Stock Units, as defined in the L Brands Inc. Long-Term Disability Plan, the relevant Restricted Share Units granted to the Participant pursuant to this Agreement shall continue to service vest with respect to such Tranche(s) during the period of the Participant’s Total Disability, provided that the Participant’s right to settlement of such Tranche(s) shall remain subject to the achievement of the performance and offset conditions set forth in Section 2.

(d)
If the Participant dies during such period of the Participant’s Total Disability or the Participant's employment terminates as a result of his or her death prior to the Vesting Date of any Tranche(s) of Restricted Stock Units, the provision of services conditions applicable to such Tranche(s) shall be deemed to have been satisfied as of the date of death, provided, in each case, that the Participant’s right to settlement of such Tranche(s) shall remain subject to the achievement of the performance and offset conditions set forth in Section 2.

(e)	Upon the Retirement of the Participant, the Participant will remain eligible to vest in a portion of the Restricted Share Units calculated pursuant to Section 5(b).

For the avoidance of doubt, the Participant’s termination of employment will be deemed a Retirement if the Participant meets the age and service requirements for Retirement on the date of such termination of employment and the termination is due to an involuntary termination by the Company without Cause or misconduct.

(6)	SETTLEMENT OF NON-DEFERRED RESTRICTED SHARE UNITS.

(a)
Unless a valid deferral election is made pursuant to Section (7), upon the expiration or termination of the Restricted Period and the satisfaction of all other conditions prescribed by the Committee with respect to each Tranche, a number of shares of Common Stock equal to the number of Restricted Share Units times the Payout Percentage with respect to which the restrictions have lapsed for such Tranche shall be delivered, free of all such restrictions, to the Participant or the Participant's beneficiary or estate, as the case may be. Such payment in settlement shall be made promptly, but in any event not later than (x) the end of the year in which the applicable Restricted Period ends and the conditions are satisfied or (y) if later, within thirty (30) days following the lapse of the applicable Restricted Period; provided, that the award holder will not be permitted, directly or indirectly, to designate the taxable year of settlement. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment and shall be required to execute a release to receive the vesting and settlement prescribed in Section (5)(b).

(b)
If the Participant is a “specified employee,” as that term is defined in Section 409A and the Treasury regulations thereunder, and the Participant is scheduled to receive payment(s) in connection with his or her termination of employment (including Retirement) on a date determinable based on the date of termination of employment and not a pre-determined fixed date or schedule, then, except in the event of termination of employment as a result of the Participant’s death or the Participant’s death after such termination of employment, such payment(s) shall, notwithstanding anything else herein, be delayed until the date that is six months after the date of the specified employee’s termination of employment to the extent (but only to the extent) such a delay is required to avoid additional tax under Section 409A.

(7)	DEFERRAL OF RESTRICTED SHARE UNITS.

(a)
The Participant may elect to defer settlement of the Restricted Share Units until termination of employment and may further elect whether such deferred settlement shall be in the form a single distribution or a series of substantially equal annual installments of up to ten years following such termination of employment (each such deferred Restricted Share Unit, a “Deferred Restricted Share Unit”). Any such deferral election must be made within sixty (60) days following the Grant Date and be with respect to all of the Restricted Stock Units granted hereunder. All elections with respect to Restricted Share Units must be made in accordance with procedures established by the Committee and any election not made in accordance with such procedures shall be disregarded.

(b)
During the period from and after the Vesting Date through but not including the settlement date of the applicable Deferred Restricted Share Units, the Participant will be credited with dividend equivalents with respect to any dividends declared on the Common Stock underlying the Participant’s Deferred Restricted Share Units for which the record date is prior to such settlement date as follows: within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Participant shall be credited with an amount equal to the dividends declared on the Common Stock underlying each Deferred Restricted Share Unit (the “Dividend Equivalents”). The amount of Dividend Equivalents credited to the Participant will be immediately converted into additional Deferred Restricted Share Units based on the value of the Common Stock on the dividend payment date, in accordance with the procedures established by the Committee. Any such Deferred Restricted Share Units received in connection with Dividend Equivalents shall be subject to the terms and conditions and deferral election applicable to the related Deferred Restricted Share Units on which such Dividend Equivalents were credited.

(8) SETTLEMENT OF DEFERRED RESTRICTED SHARE UNITS.

(a)
Deferred Restricted Share Units will be settled solely in shares of unrestricted Common Stock. Shares of Common Stock underlying the Deferred Restricted Share Units that are vested as of the Participant’s termination of employment shall be transferred to the Participant in a single distribution or as a series of installments, in each case as previously elected by the Participant in accordance with Section (7)(a). For the avoidance of doubt, if the Participant terminates employment pursuant to Section (5) and the Restricted Period applicable to any Restricted Stock Units has not expired, settlement of any associated Deferred Restricted Share Units shall not begin until after the expiration of the applicable Restricted Period.

(b)
If a single distribution is elected, such shares shall be transferred to the Participant not later than the later of (i) the end of the year of the Participant’s termination of employment or (ii) the expiration of the applicable Restricted Period. If installment distributions are elected, the initial installment shall be made during the period beginning March 1 and ending April 30 of the calendar year following the calendar year in which the later of such termination of employment or expiration of the applicable Restricted Period occurred. Subsequent installments shall commence on the first anniversary of the initial installment and shall continue on each subsequent anniversary thereafter for the duration of the selected distribution period. The Participant (or his or her beneficiary or estate, if applicable) may be required to execute a release of claims against the Company and its subsidiaries in order to receive a settlement payment. To the extent such a release is required and, as a result of the timing of the execution of such release, settlement could be made in two different tax years, settlement shall in all such cases be made in the second such year. If the Participant dies prior to the time all shares have been distributed, regardless of the election on file, a lump sum distribution of all undistributed shares shall be made to the Participant’s beneficiary or estate within 90 days after the date the Company is notified of the Participant’s death. The Participant shall have no rights as a shareholder with respect to Deferred Restricted Share Units until such time, if any, as shares of Common Stock are transferred to the Participant (or his or her beneficiary or estate, if applicable).

(c)
A Participant may change his or her distribution election, provided such change in distribution election is made not less than twelve (12) months before the date the payment (or in the case of installments, the first payment) is scheduled to be made, and is irrevocable after this date. Such an election may be made to change payment(s) from a single payment distribution to installment distributions, or from installment distributions to a single payment distribution, by submitting such election to the Committee; provided, (i) such election does not become effective until at least twelve (12) months after the date on which the election is made and (ii) except in the case of payment permissible upon the Participant’s death (or such other conditions permitted under Section 409A of the Code), the payment (or in the case of installments the first payment) must be deferred for a period of not less than five (5) years from the date such payment would have been made or commenced if there had been no election to change the form of payment.

(d)
If an invalid deferral election (including a change in distribution election) is received, the applicable election shall be disregarded. In the case of an invalid initial deferral election, distribution of the shares attributable to the awards shall be made as though the Participant did not elect to defer the Restricted Share Units. In the case of an invalid change in distribution election, distribution of the shares attributable to the awards shall be made as though the Participant did not elect to change the time and form of distribution. For this purpose, an invalid election shall include (but is not limited to) an election that (i) is not executed (regardless of when received), (ii) is executed but received after the applicable irrevocable date set forth herein (based on whether it is an initial election or a change election), and (iii) cannot otherwise become effective under applicable rules.

(e)
If a valid deferral election (including a change in distribution election) is incomplete, the applicable election shall be honored. In the case of a valid but incomplete initial deferral election, distribution of the shares attributable to the awards shall be made as though the Participant elected a deferred lump sum payment. In the case of a valid but incomplete change in distribution election, distribution of the shares attributable to the awards shall be made as though the Participant elected a change in distribution to a deferred lump sum payment. For this purpose, a valid but incomplete election is one that has been received and executed on or before the applicable irrevocable date, but does not indicate the form of payment (lump sum versus installments), or indicates an election for installment payments but not the number of installment payments.

(9)
EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, unless determined otherwise by the Committee prior to the Change in Control (A) if less than one-third of the restricted period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on target performance and (B) if more than one-third of the restricted period has elapsed as of the date of the Change in Control, the Payout Percentage shall be fixed at the time of the Change in Control based on maximum performance unless the Committee determines prior to the Change in Control, in its discretion, that actual projected performance can be reasonably predicted, in which case the Committee may provide the Payout Percentage shall be based on such predicted performance as determined by the Committee prior to the Change in Control. From and after the Change in Control the Restricted Stock Units (as fixed based on the forgoing) shall be subject solely the continued service of the Participant until the applicable Vesting Date, subject to Section (5) above or, if applicable, the following provisions of this Section (9). Upon a termination of the Participant’s employment (x) by the Company other than for Cause or (y) by the Participant for Good Reason, in each case within twenty four (24) months following a Change in Control, and provided that that the Change in Control is a “change in control event” as defined in Section 409A and the Treasury regulations thereunder: (A) any service conditions applicable to any Restricted Share Units shall be deemed to have been satisfied and (B) the Restricted Period shall be deemed to have expired and the Restricted Stock Units shall be settled promptly following the Participant’s termination of employment. If the transaction agreement relating to the Change in Control expressly provides for treatment of the Restricted Stock Units that is more favorable to the Participant than the treatment prescribed above, the provisions of the transaction agreement shall control.

(10)
TAX WITHHOLDING. The Company shall have the right to require the Participant or the Participant's beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy Federal, state or local withholding tax requirements, or to deduct from distributions under the Plan amounts sufficient to satisfy such withholding tax requirements.

(11)	MISCELLANEOUS.

(a)
No Right to Employment. This Agreement shall not confer upon the Participant any right to continue in the employ of the Company or any subsidiary or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or any subsidiary to modify the terms of or terminate the Participant's employment at any time.

(b)
Clawback. Subject to restrictions set forth in the Plan, if required by law or if the Participant engaged, had knowledge of, or should have had knowledge of, fraudulent conduct or activities relating to the Company, the Company may terminate this Agreement and require the Participant to reimburse to the Company (i) an amount required by law or (ii) the amount of compensation received pursuant to this Agreement and based on the aforementioned conduct.

(c)
Notice. Any notice or other communication required or permitted to be given under this Agreement must be given electronically or by regular U.S. mail addressed, if to the Committee or the Company, at the principal office of the Company and, if to the Participant, at the Participant's last known address as set forth in the books and records of the Company.

(d)
Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)
Amendment. Subject to restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement. No suspension, modification or amendment of this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant with respect to the Restricted Share Units granted pursuant to this Agreement, except to the extent any such action is undertaken to cause this Agreement to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(f)
Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)
Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the Restricted Share Units granted hereunder and supersede all prior agreements and understandings.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Participant will be an original and all of which together will be the same Agreement.

(i)	Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

The Company and you have executed this Award Agreement as of the Grant Date set forth above.

L BRANDS, INC.	PARTICIPANT

/s/ MICHAEL MORRIS	/s/ ANDREW MESLOW
Michael Morris	Andrew Meslow
Compensation Committee, Chairman

Annex B

Separation Benefits

The Company agrees that if your position is eliminated or if you are terminated for reasons other than for Cause (as defined below) or if you resign for Good Reason (as defined below) other than within the 24 months following a Change in Control (as defined in the Plan), you will continue to receive an amount equal to your base salary (payable in accordance with our regular payroll practices) for a period of one (1) year following the date on which your employment terminates (the "Severance Payment"). In addition, in consideration of your execution and nonrevocation of a general release and waiver of claims in a form reasonably acceptable to us (with restrictive covenants no broader or longer than already agreed upon in the attached Confidentiality, Non-Competition and Intellectual Property Agreement) (the "General Release"), provided such General Release is no longer subject to revocation (to the extent applicable), within sixty (60) days following your separation date, the Company will also pay you (A) any incentive compensation under the IC Plan that you would have received if you had remained employed with the Company for a period of one (1) year following the termination date (paid as of the customary payment dates for such amounts), and (B) an amount equal to your base salary (payable in accordance with our regular payroll practices) for a period of one (1) year following the date on which your Severance Payment has ended; provided, that the first payment pursuant to this sub-section (B) shall be made on the next regularly scheduled payroll date after your Severance Payment has ended.

The Company agrees that if your position is eliminated or if you are terminated for reasons other than for Cause (as defined below) or if you resign for Good Reason (as defined below), within 24 months following a Change in Control (as defined in the Plan), subject to your execution and nonrevocation of the General Release, provided such General Release is no longer subject to revocation (to the extent applicable), within sixty (60) days following your separation date, the Company will pay you (A) an amount equal to the sum of the last four (4) seasonal IC payments received under the IC Plan, and a pro rata amount for the season in which your employment was terminated based on the average of the prior four (4) IC payments and the number of days you were employed during such season, which compensation shall be paid in a lump sum at such time incentive compensation is next paid to other senior executives of the Company (and, if the termination or resignation occurs after the end of a season but before you incentive compensation for such season has been paid, your incentive compensation for such season), (B) an amount equal to your base salary (payable in accordance with our regular payroll practices) for a period of two (2) years following the termination date, and (C) an amount equal to the product of (A X B) minus C, where A is the aggregate of all scheduled payments under your Cash Retention Award, B is a fraction the numerator of which is the days elapsed from May 14, 2020 through the date of your termination of employment and the denominator of which is 627, and C is the amount of the Cash Retention Award payments you have received prior to your termination of employment. In addition, the Company shall reimburse you for all documented legal fees and expenses reasonably incurred by you in seeking to obtain or enforce any right or benefit provided above in this paragraph in connection with a termination following a Change in Control. Such reasonable legal fees and expenses incurred by you within the first six months following your termination of employment shall be reimbursed during the seventh month following your termination of employment. Such reasonable legal fees and expenses incurred by you thereafter shall be reimbursed on a monthly basis for fees and expenses incurred in the preceding month in accordance with the Company’s expense policies applicable to employees. In no event shall such fees and expenses be reimbursed after the last day of the year following the year in which the fees and expenses were incurred.

In the event your employment is terminated without Cause or you resign for Good Reason and you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any state law of similar effect (“COBRA”), regardless of whether such termination or resignation is in connection with a Change in Control, for up to eighteen (18) months during the period in which you continue to receive base salary following the termination date, the Company shall, at its expense, provide to you and your beneficiaries medical and dental benefits substantially similar in the aggregate to those provided to you immediately prior to the date of the termination of your employment, for which the Company shall pay directly to the insurance provider; provided, however, that the Company’s obligation to provide such benefits shall cease upon the earlier of you becoming employed or the expiration of your rights to continue such medical and dental benefits under COBRA; provided further, that if payment of such premiums would result in excise tax or other penalties on the Company, a dollar amount equal to such premiums that the Company would have paid under this agreement during the applicable payment period, shall be paid to you, instead of such premium, as additional cash severance pay.

Any outstanding equity awards, including the Initial Equity Award, will vest in accordance with the terms of the Plan and the underlying award agreement.

“Cause” means that the you (1) willfully failed to perform your duties with the Company (other than a failure resulting from your incapacity due to physical or mental illness), after written notice from the Company to you describing such willful failure and a 30-day opportunity to cure if curable; (2) have plead ‘‘guilty’’ or ‘‘no contest’’ to or have been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” means (1) your failure to continue as Chief Executive Officer of the Company (or, in the event of a Change in Control, the resulting ultimate parent company); (2) the assignment to you of any duties materially inconsistent with your position, duties, authority, responsibilities or reporting requirements as Chief Executive Officer of the Company (or, in the event of a Change in Control, the resulting ultimate parent company), or the assignment to another person of duties that would typically be performed by the Chief Executive Officer of the Company (or, in the event of a Change in Control, the resulting ultimate parent company); (3) a material reduction of or a material delay in payment of your total cash compensation and benefits from those set forth in your Total Rewards Statement or required to be provided, or a breach by the Company of this agreement or any RSU award agreement or other equity agreement; (4) the requirement that you be based outside of the United States, other than for travel that is reasonably required to carry out your duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform this agreement by a successor. “Good Reason” will only exist if (a) you deliver written notice to the Company, not more than sixty (60) days after the initial existence of a condition above purporting to give rise to Good Reason setting forth in reasonable detail a description of such condition and (b) the Company fails to cure such act or omission during the thirty (30) days following receipt of such written notice if curable. Actions taken by the Company by reason of your physical or mental infirmity (if such infirmity impairs your ability to substantially perform your duties as Chief Executive Officer) will not give rise to Good Reason termination rights.

The separation benefits above will be in lieu of, and not in addition to, the payments described in Section 5 of the attached Confidentiality, Non-Competition and Intellectual Property Agreement. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under these Offer Terms and Conditions. Such amounts will not be reduced if you do obtain other employment so long as such employment does not violate your obligations under the attached Confidentiality, Non- Competition and Intellectual Property Agreement.
Except as provided above, any awards or amounts provided under the Total Rewards Statement or otherwise, the vesting or payment of which are conditioned upon your continued service or on performance conditions, will only become vested and payable upon satisfaction of those conditions and shall not become vested or payable after your termination from service (for any reason) or a failure to meet applicable performance conditions (other than as expressly provided above in this document).

Annex C
Confidentiality, Non-Competition and Intellectual Property Agreement

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY AGREEMENT

As an Associate of a subsidiary of L Brands, Inc. (collectively, the "Company"), I have access to or may develop trade secrets, intellectual property, and other confidential or proprietary information ("Confidential Information") of the Company.

THEREFORE, in consideration of my employment or continued employment with the Company and my right to participate in the Company's Stock Option and Performance Incentive Plan, and the Cash Incentive Compensation Performance Plan, as amended, and in recognition of the highly competitive nature of the business conducted by the Company, I agree as follows:

1.
I will at all times during and after my employment with the Company faithfully hold the Company's Confidential information in the strictest confidence, and I will use my best efforts and highest diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my personal benefit or for the benefit of any competitor of the Company or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company's trade secrets and all information relating to the Company that the Company has not made available to the public. By way of example, Confidential Information includes information about the Company's products, designs, processes, advertising, marketing, promotional plans, technical procedures, strategies, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in the course of my work for the Company. This provision does not prohibit me from cooperating with the EEOC or any other state or local fair employment practices agency. This provision also does not prohibit me from reporting possible violations of federal or state law or regulations to any governmental entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or from making other disclosures protected under applicable whistleblower provisions of federal or state law or regulations.

2.	If I decide to resign my employment with the Company, I will provide the Company with thirty
(30) days prior written notice.

3.
During the Restricted Period (as described below), I will not, directly or indirectly, solicit, induce or attempt to influence any employee to leave the employment of the Company, nor will I in any way assist anyone else in doing so. Further, during the Restricted Period, I will not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.
The ”Restricted Period” means the period I am employed by the Company plus the longer of (a) one (1) year from the termination date or (b) the period during which I receive salary continuation set forth in any employment agreement providing for severance or termination benefits in connection with a termination of employment.

4.
I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company's business ("Intellectual Property") shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property, or I have advised the Company in writing of any prior inventions or ideas.

5.
During the Restricted Period, I will not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation or other entity that substantially competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the “beneficial ownership” by me after my termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

6.	I understand that the Company is entitled, in addition to other remedies, to obtain an injunction against any potential or actual violation of this Agreement. Further, I understand that nothing in this Agreement shall cancel or modify any right I have to receive compensation upon my termination of employment that has been agreed to in any previous or contemporaneous agreement.

7.	This Agreement cannot be changed in any way unless the Company and you agree in a signed writing and this Agreement will be governed by and interpreted in accordance with Ohio law.

By:	/s/ MICHAEL MORRIS	5/16/20
Date Signed

EXECUTIVE
By:	/s/ ANDREW MESLOW	5/15/20
	Andrew Meslow	Date Signed

CASH RETENTION AWARD AGREEMENT

This Cash Retention Award Agreement (the “Agreement”) is entered into by and between L Brands, Inc. (the “Company”) and Andrew Meslow (the “Associate”).

WHEREAS, the parties have determined that appropriate steps should be taken to ensure the Associate’s continued employment and to ensure that the Associate devotes his best professional efforts, time and skill to the performance of his job responsibilities;

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.
The Company agrees that if the Associate remains employed and continues to use his best efforts to satisfactorily perform his job duties, the Company will pay the Associate a Cash Retention Award in the Total Amount of Six Million Dollars and Zero Cents ($6,000,000.00), less applicable withholdings under the following schedule and conditions:

a.
One-third of the Total Amount payable, which is the sum of Two Million Dollars ($2,000,000.00), will be paid to the Associate on January 31, 2021, provided that the Associate is employed on the date of the payment and except as provided for in Annex B of the Terms and Conditions of Employment Agreement entered into by the Company and the Associate;

b.
One-third of the Total Amount payable, which is the sum of Two Million Dollars ($2,000,000.00), will be paid to the Associate on July 31, 2021, provided that the Associate is employed on the date of the payment and except as provided for in Annex B of the Terms and Conditions of Employment Agreement entered into by the Company and the Associate;

c.
One-third of the Total Amount payable, which is the sum of Two Million Dollars ($2,000,000.00), will be paid to the Associate on January 31, 2022, provided that the Associate is employed on the date of the payment and except as provided for in Annex B of the Terms and Conditions of Employment Agreement entered into by the Company and the Associate.

2.
The Associate understands that receipt of the Total Amount of the Cash Retention Award is contingent upon the Associate remaining employed with the Company as of each installment date, except as provided for in Annex B of the Terms and Conditions of Employment Agreement entered into by the Company and the Associate and satisfactorily performing his duties in accordance with the terms of this Agreement.

3.	The Associate agrees to keep this Agreement confidential and not to reveal the existence of this Agreement, nor any of its terms, to any person, entity or organization.

/s/ SHELLEY MILANO
Shelley Milano

VOLUNTARILY AND KNOWINGLY AGREED
AND ACCEPTED AS SPECIFIED ABOVE:

/s/ ANDREW MESLOW
Andrew Meslow
Date:	5/17/20